EXHIBIT 99.1

Press Release

Contact:

David L. Redmond

Executive Vice President & CFO

AmeriPath, Inc.

561-712-6226

dredmond@ameripath.com

AMERIPATH ANNOUNCES PROPOSED
OFFERING OF ADDITIONAL DEBT SECURITIES

RIVIERA BEACH, Florida, February 3, 2004 – AmeriPath, Inc. (“AmeriPath” or “the Company”) today announced that it is considering the commencement of an offering under Rule 144A and Regulation S of $75 million principal amount of 10-1/2% senior subordinated notes due 2013.  Subject to consent from the Company’s lenders and acceptable market and interest rate conditions, we anticipate completing the offering during the first quarter of 2004.

The senior subordinated notes will be offered as additional debt securities under an indenture pursuant to which, on March 27, 2003, the Company issued $275 million principal amount of 10-1/2% senior subordinated notes due 2013. The new notes and the notes previously issued under the indenture would be treated as a single class of debt securities.  Like the previously issued notes, the new notes would be general unsecured obligations of the Company and would be subordinated to all existing and future senior debt of the Company.

The Company intends to use the net proceeds of the offering, together with approximately $10 million of cash on hand and an additional $125 million of borrowings under a new term loan under its senior credit facility, to repay its existing term loan under its senior credit facility and pay related fees and expenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements—which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections–are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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